Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Relations:	Investor Relations:

	Mark Petrarca	Patricia K. Ackerman
	414-359-4100	414-359-4130
	mpetrarca@aosmith.com	packerman@aosmith.com

October 29, 2019

A. O. Smith reports third quarter earnings of $0.53 per share

Milwaukee, Wis. — Global water technology company A. O. Smith Corporation (NYSE: AOS) today announced third quarter net earnings of $87.3 million or $0.53 per share on third quarter sales of $728.2 million. Net earnings per share declined 13 percent compared with third quarter 2018 net earnings per share of $0.61.

Sales in the quarter ended September 30 were three percent lower compared with sales of $754.1 million during the same period in 2018.

“Volume growth in U.S. water heaters and boilers drove solid North America sales and segment margin improvement in the quarter,” said Kevin Wheeler, president and chief executive officer. “China continues to be challenging and sales and earnings declines in the region more than offset the top- and bottom-line growth in North America.”

North America segment

Third quarter sales of $514.6 million for the North America segment, which includes U.S. and Canadian water heaters, boilers and water treatment products, increased six percent compared with $486.9 million in the third quarter of 2018. Higher water heater and boiler volumes in the U.S. were supplemented by approximately $16 million of sales in the recently acquired Water-Right business.

North America segment earnings of $121.6 million were 15 percent higher than segment earnings of $105.6 million in the same quarter in 2018. This was primarily driven by the favorable impact to profits from higher U.S. water heater and boiler volumes, as well as lower steel costs, improvement in the profitability of water treatment sales (without Water-Right) and incremental profits from Water-Right. As a result, third quarter 2019 segment margin of 23.6 percent improved from 21.7 percent achieved in the same period last year.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, decreased 20 percent in the third quarter of 2019 to $220.3 million compared with $274.1 million in the year-ago quarter. China sales declined 20 percent in local currency, primarily related to continued weak consumer demand and previously disclosed above normal channel inventory levels. The weaker Chinese currency unfavorably impacted translated sales by approximately $6 million. India sales grew nine percent in local currency compared with the same period in 2018.

Segment earnings of $4.1 million declined significantly compared with $39.1 million in the third quarter of 2018. The unfavorable impact to profits from lower China sales and a higher mix of mid-price products, which have lower margins, more than offset the benefits to profits from lower SG&A expenses. As a result, segment margin declined to 1.9 percent compared with 14.3 percent the same quarter of 2018.

Share repurchase and other items

During the first nine months of 2019, the company repurchased approximately 4.9 million shares of common stock for a total of $230.0 million. Approximately 4.1 million shares remained on the company’s existing repurchase authority at the end of September.

Cash and investments, primarily located outside the U.S., totaled $513.8 million as of September 30, 2019. Cash provided by operations during the first nine months of 2019 of $280.0 million was lower than the $289.2 million in the same period of 2018, primarily due to lower earnings, which were partially offset by lower investment in working capital compared with the prior year.

2019 outlook

“I am pleased with the solid performance of North America water heaters and boilers. Our North America water treatment results continue to improve, and our Water-Right acquisition is meeting our expectations,” commented Wheeler. “We face headwinds in our markets in China, and we anticipate that those headwinds and elevated channel inventory levels will remain through the fourth quarter. We project full year China sales to decline 19 percent in local currency and 23 percent in U.S. dollars. As a result, we revised our 2019 EPS guidance to a range of between $2.25 and $2.28 per share, a thirteen percent decline at the midpoint compared with last year.”

“We remain confident in the long-term stability of our North America replacement demand for water heaters and boilers, which we estimate to be approximately 85 percent of North America water heater and boiler volumes, and optimistic about future growth opportunities in China and India,” concluded Wheeler. “We have the right technologies, people and products to address demands for energy-efficient products in water heating and consumer water treatment needs as the global water infrastructure ages.”

A. O. Smith will broadcast a live conference call at 10 a.m. Eastern Daylight time today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further weakening of the Chinese economy and/or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the company’s businesses from international tariffs and trade disputes; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$728.2	$754.1	$2,241.8	$2,375.4
Cost of products sold	444.0	448.1	1,356.1	1,406.9

Gross profit	284.2	306.0	885.7	968.5
Selling, general and administrative expenses	172.3	177.6	535.7	567.7
Restructuring and impairment expenses	—	—	—	6.7
Interest expense	3.1	2.0	8.5	6.6
Other income	(4.0)	(5.1)	(15.1)	(15.5)

Earnings before provision for income taxes	112.8	131.5	356.6	403.0
Provision for income taxes	25.5	26.9	77.9	85.1

Net earnings	$87.3	$104.6	$278.7	$317.9

Diluted earnings per share of common stock	$0.53	$0.61	$1.66	$1.84

Average common shares outstanding (000’s omitted)	165,543	172,085	167,562	172,718

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	September 30,	December 31,
	2019	2018
ASSETS:
Cash and cash equivalents	$219.4	$259.7
Marketable securities	294.4	385.3
Receivables	614.1	647.3
Inventories	310.0	304.7
Other current assets	66.5	41.5

Total Current Assets	1,504.4	1,638.5
Net property, plant and equipment	543.6	540.0
Goodwill and other intangibles	886.9	806.1
Operating lease assets	48.3	—
Other assets	84.7	86.9

Total Assets	$3,067.9	$3,071.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$483.1	$543.8
Accrued payroll and benefits	61.8	79.4
Accrued liabilities	135.9	120.4
Product warranties	42.8	41.7
Debt due within one year	6.8	—

Total Current Liabilities	730.4	785.3
Long-term debt	312.4	221.4
Pension liabilities	36.5	49.4
Operating lease liabilities	39.6	—
Other liabilities	292.8	298.4
Stockholders’ equity	1,656.2	1,717.0

Total Liabilities and Stockholders’ Equity	$3,067.9	$3,071.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Operating Activities
Net earnings	$278.7	$317.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	58.1	53.2
Stock based compensation expense	12.3	9.7
Net changes in operating assets and liabilities:
Current assets and liabilities	(43.8)	(70.9)
Noncurrent assets and liabilities	(25.3)	(20.7)

Cash Provided by Operating Activities	280.0	289.2
Investing Activities
Capital expenditures	(50.3)	(58.5)
Acquistion	(107.0)	—
Investment in marketable securities	(237.3)	(345.4)
Net proceeds from sale of marketable securities	318.8	418.3

Cash (Used in) Provided by Investing Activities	(75.8)	14.4
Financing Activities
Long-term debt incurred (repaid)	97.9	(217.1)
Common stock repurchases	(230.0)	(106.0)
Payment of contingent consideration	(1.0)	(2.3)
Net (payments) proceeds from stock option activity	(1.4)	0.7
Dividends paid	(110.0)	(92.5)

Cash Used In Financing Activities	(244.5)	(417.2)

Net decrease in cash and cash equivalents	(40.3)	(113.6)
Cash and cash equivalents - beginning of period	259.7	346.6

Cash and Cash Equivalents - End of Period	$219.4	$233.0

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales
North America	$514.6	$486.9	$1,560.4	$1,522.8
Rest of World	220.3	274.1	701.5	876.0
Inter-segment sales	(6.7)	(6.9)	(20.1)	(23.4)

	$728.2	$754.1	$2,241.8	$2,375.4

Earnings
North America (1)	$121.6	$105.6	$360.5	$336.5
Rest of World	4.1	39.1	38.8	109.8
Inter-segment earnings elimination	—	—	(0.1)	—

	125.7	144.7	399.2	446.3
Corporate expense	(9.8)	(11.2)	(34.1)	(36.7)
Interest expense	(3.1)	(2.0)	(8.5)	(6.6)

Earnings before income taxes	112.8	131.5	356.6	403.0
Tax provision	25.5	26.9	77.9	85.1

Net earnings	$87.3	$104.6	$278.7	$317.9

(1) includes restructuring and impairment expenses of:	$—	$—	$—	$6.7

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Earnings (GAAP)	$87.3	$104.6	$278.7	$317.9
Restructuring and impairment expenses, before tax	—	—	—	6.7
Tax effect of restructuring and impairment expenses	—	—	—	(1.7)

Adjusted Earnings	$87.3	$104.6	$278.7	$322.9

Diluted EPS (GAAP)	$0.53	$0.61	$1.66	$1.84
Restructuring and impairment expenses per diluted share, before tax	—	—	—	0.04
Tax effect of restructuring and impairment expenses per diluted share	—	—	—	(0.01)

Adjusted EPS	$0.53	$0.61	$1.66	$1.87

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended		Nine Months Ended,
	September 30,		September 30,
	2019	2018	2019	2018
Segment Earnings (GAAP)
North America	$121.6	$124.9	$360.5	$336.5
Rest of World	4.1	34.7	38.8	109.8
Inter-segment earnings elimination	—	—	(0.1)	—

Total Segment Earnings (GAAP)	$125.7	$159.6	$399.2	$446.3

Adjustments:
North America restructuring and impairment expenses	$—	$—	$—	$6.7
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—

Total Adjustments	$—	$—	$—	$6.7

Adjusted Segment Earnings
North America	$121.6	$124.9	$360.5	$343.2
Rest of World	4.1	34.7	38.8	109.8
Inter-segment earnings elimination	—	—	(0.1)	—

Total Adjusted Segment Earnings	$125.7	$159.6	$399.2	$453.0

A. O. SMITH CORPORATION

2019 EPS Guidance and Adjusted 2018 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2019
	Guidance	2018
Diluted EPS (GAAP)	$2.25 - 2.28	$2.58
Restructuring and impairment expenses per diluted share	—	0.03

Adjusted EPS	$2.25 - 2.28	$2.61